July 2015 Pricing Sheet dated July 14, 2015 relating to Preliminary Terms No. 422 dated July 10, 2015 Registration Statement No. 333-199966 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in International Equities

Trigger PLUS Based on the Value of the EURO STOXX 50® Index due July 18, 2017
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

PRICING TERMS — July 14, 2015
Issuer:		JPMorgan Chase & Co.
Underlying index:		EURO STOXX 50® Index
Aggregate principal amount:		$2,800,000
Payment at maturity:
If the final index value is greater than the initial index value, for each $10 stated principal amount Trigger PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS,
$10
If the final index value is less than the trigger level, for each $10 stated principal amount Trigger PLUS,
$10 × index performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of more than 15%, and possibly all, of your investment.

Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		The closing level of the underlying index on the strike date, which was 3,590.43. The initial index value is not the closing level of the underlying index on the pricing date
Final index value:		The closing level of the underlying index on the valuation date
Trigger level:		3,051.8655, which is equal to 85% of the initial index value
Leverage factor:		200%
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$12.50 (125.00% of the stated principal amount) per Trigger PLUS
Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS (see “Commissions and issue price” below)
Strike date:		July 13, 2015
Pricing date:		July 14, 2015
Original issue date (settlement date):		July 17, 2015
Valuation date:
July 13, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date —  Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I

Maturity date:
July 18, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

CUSIP / ISIN:		48127V603 / US48127V6039
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$2,800,000.00	$70,000.00	$2,730,000.00
(1)	See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Trigger PLUS
The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.615 per $10 stated principal amount Trigger PLUS.  See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in the accompanying preliminary terms for additional information.
The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Trigger PLUS” in the accompanying preliminary terms.
Preliminary terms no. 422 dated July 10, 2015: http://www.sec.gov/Archives/edgar/data/19617/000095010315005574/dp57883_fwp-pt422.htm
Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.